Calumet Specialty Products Partners, L.P. Reports Second Quarter 2010 Results

INDIANAPOLIS—(PR NEWSWIRE)— August 4, 2010— Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported a net loss for the quarter ended June 30, 2010 of $0.9 million compared to a net loss of $26.0 million for the quarter ended June 30, 2009. These results include noncash unrealized derivative losses of $8.0 million and $17.6 million for the quarters ended June 30, 2010 and 2009, respectively. For the six months ended June 30, 2010, Calumet reported a net loss of $14.0 million compared to net income of $49.7 million for the same period in 2009. These results include noncash unrealized derivative losses of $15.8 million and gains of $22.2 million for the six months ended June 30, 2010 and 2009, respectively. Calumet reported net cash provided by operating activities of $42.6 million for the six months ended June 30, 2010 as compared to $57.4 million for the six months ended June 30, 2009.

Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $21.7 million and $27.8 million, respectively, for the quarter ended June 30, 2010 as compared to $(1.9) million and $26.6 million, respectively, for the same quarter in 2009. Distributable Cash Flow (as defined below) for the quarter ended June 30, 2010 was $10.7 million as compared to $14.3 million for the same quarter in 2009. The increase in Adjusted EBITDA quarter over quarter was primarily due to an increase in gross profit, discussed below, which was partially offset by an increase in realized losses on derivative instruments and an increase in cash outlays for prepaid and accrued expenses. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of measures and reconciliations of such measures to the comparable GAAP measures.)

“We are pleased with our results for the second quarter considering our Shreveport refinery was down for an extended turnaround during the entire month of April 2010.  We continue to focus on increased run rates to meet higher demand for our specialty products and to take advantage of higher fuel products margins during the summer months,” said Bill Grube, Calumet’s Chief Executive Officer and President. “We elected not to proceed with our unsecured notes offering in July 2010 due to current market conditions. We viewed the offering as an opportunity, not a requirement, to refinance our existing term loan facility with longer-term unsecured notes.  We intend to continue monitoring the debt markets for the opportunity to complete a debt refinancing transaction under appropriate market conditions,” said Grube.

The net loss reported for the quarter ended June 30, 2010 of $0.9 million improved by $25.1 million as compared to the $26.0 million loss reported for the same period in 2009. The improvement in net loss quarter over quarter was due primarily to an increase of $31.3 million in gross profit, discussed below, partially offset by increased realized derivative losses of $12.9 million. These results include noncash unrealized derivative losses of $8.0 million and $17.6 million for the quarters ended June 30, 2010 and 2009, respectively, which may or may not be realized in the future as the derivatives are settled.

Gross profit by segment is as follows for the three and six months ended June 30, 2010 and 2009:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)

Specialty products	$46,400	$20,735	$69,826	$80,558
Fuel products	$3,219	$(2,367)	$11,469	$16,781
Total gross profit	$49,619	$18,368	$81,295	$97,339

The increase of $25.7 million in specialty products segment gross profit quarter over quarter was primarily due to an increase of 41.5% in the average selling price per barrel, while the average cost of crude oil per barrel increased by only 32.3%. Also, specialty products sales volumes increased 4.7%, due primarily to improvements in overall specialty products demand and the addition of sales volumes under our specialty products agreements with LyondellBasell which we entered into during the fourth quarter of 2009 (the “LyondellBasell Agreements”).

The increase of $5.6 million in fuel products segment gross profit quarter over quarter was positively impacted by the average selling price per barrel of our fuel products increasing at rates comparable to the average cost of crude oil cost per barrel which increased by 31.7%, driven by improving crack spreads, combined with a $2.0 million increase in derivative gains on our fuel products hedges. Partially offsetting this increase in gross profit per barrel was a 22.6% decrease in fuel products sales volume. The sales volume decrease for the fuel products segment was due primarily to the decrease in production rates at our Shreveport refinery in the second quarter due to the extended turnaround at this refinery during the entire month of April 2010.

Quarterly Distribution

On July 9, 2010, the Partnership declared a quarterly cash distribution of $0.455 per unit for the quarter ended June 30, 2010 on all outstanding units. The distribution will be paid on August 13, 2010 to unitholders of record as of the close of business on August 3, 2010.

Operations Summary

The following table sets forth unaudited information about our combined operations. Facility production volume differs from sales volume due to changes in inventory.

	Three Months Ended June 30,		Six Months Ended June 30,
Sales volume (bpd):	2010	2009	2010	2009
Specialty products	27,264	26,033	27,271	25,315
Fuel products	25,362	32,769	24,895	31,309
Total (1)	52,626	58,802	52,166	56,624

Total feedstock runs (bpd) (2)	57,169	60,076	52,774	61,639
Facility production (bpd): (3)
Specialty products:
Lubricating oils	13,783	9,659	12,538	10,649
Solvents	8,904	7,417	8,490	7,840
Waxes	1,152	870	1,081	985
Fuels	978	821	1,063	744
Asphalt and other by-products	6,075	7,680	5,921	7,708
Total	30,892	26,447	29,093	27,926
Fuel products:
Gasoline	8,710	9,322	8,743	10,195
Diesel	10,875	13,164	9,936	12,958
Jet fuel	5,326	6,878	5,290	7,111
By-products	722	748	511	512
Total	25,633	30,112	24,480	30,776
Total facility production (3)	56,525	56,559	53,573	58,702

____________

(1)	Total sales volume includes sales from the production of our facilities and certain third-party facilities pursuant to supply and/or processing agreements and sales of inventories.

(2)
Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and certain third-party facilities pursuant to supply and/or processing agreements. The decrease in feedstock runs for the three months ended June 30, 2010 compared to the same period in 2009 is due primarily to the extended turnaround at the Shreveport refinery during the entire month of April 2010, partially offset by increased volumes related to the LyondellBasell Agreements in 2010. Additionally, the decrease in feedstock runs for the six months ended June 30, 2010 compared to the same period in 2009 is also due to the decision to reduce crude oil run rates at our facilities during the entire first quarter of 2010 because of the poor economics of running additional barrels.

(3)
Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, including the LyondellBasell Agreements in 2010. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss. The decrease in facility production for the six months ended June 30, 2010 compared to the same period in 2009 is a result of reduced feedstock runs during that period as discussed in footnote 2 of this table. The increase in the production of specialty products for the three and six months ended June 30, 2010 compared to the same periods in 2009 is primarily the result of additional volumes under the LyondellBasell Agreements and was partially offset by reduced production levels as a result of reduced feedstock runs during those periods, as discussed in footnote 2 of this table. The reduction in production of fuel products for the three and six months ended June 30, 2010 as compared to the same periods in 2009 is primarily due to reduced feedstock runs at our Shreveport refinery during those periods as discussed in footnote 2 of this table.

Credit Agreement Covenant Compliance

Compliance with the financial covenants under Calumet’s credit agreements is measured quarterly based upon performance over the most recent four fiscal quarters. As of June 30, 2010, Calumet continued to be in compliance with all financial covenants under its credit agreements.

While assurances cannot be made regarding our future compliance with these financial covenants and subject to the inherent uncertainty of the crude oil pricing environment and general economic conditions, Calumet believes that it will continue to maintain compliance with such financial covenants.

Revolving Credit Facility Capacity

On June 30, 2010, Calumet had availability under its revolving credit facility of $112.5 million, based on a $228.5 million borrowing base, $66.9 million in outstanding standby letters of credit, and outstanding borrowings of $49.1 million. Calumet believes that it will have sufficient cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures. However, Calumet is subject to business and operational risks that could materially adversely affect its cash flows. A material decrease in Calumet’s cash flow from operations or a significant, sustained decline in crude oil prices would likely produce a corollary material adverse effect on Calumet’s borrowing capacity under its revolving credit facility and potentially Calumet’s ability to comply with the covenants under Calumet’s credit facilities. Substantial declines in crude oil prices, if sustained, may materially diminish Calumet’s borrowing base, which is based in part on the value of Calumet’s crude oil inventory, which could result in a material reduction in Calumet’s borrowing capacity under Calumet’s revolving credit facility. A significant increase in crude oil prices, if sustained, would likely result in increased working capital funded by borrowings under its revolving credit facility.

About the Partnership

The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products.

The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, August 4, 2010, to discuss the financial and operational results for the second quarter of 2010. Anyone interested in listening to the presentation may call 866-510-0676 and enter passcode 44282717. For international callers, the dial-in number is 617-597-5361 and the passcode is 44282717.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 92601824. International callers can access the replay by calling 617-801-6888 and entering passcode 92601824. The replay will be available beginning Wednesday, August 4, 2010, at approximately 4:00 p.m. until Wednesday, August 18, 2010.

The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers' unique and precise specifications; the impact of fluctuations and rapid increases and decreases in crude oil and crack spread prices, including the impact on our liquidity; the results of the Partnership's hedging and risk management activities; the availability of, and the Partnership's ability to consummate, acquisition or combination opportunities; labor relations; the ability of the Partnership to comply with the financial covenants contained in its credit facilities; the Partnership's access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership's credit ratings and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership's most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which could cause the Partnership's actual results to differ materially from those contained in any forward-looking statement.

Non-GAAP Financial Measures

We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide quarterly and annual reconciliations of net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow and (in the case of EBITDA and Adjusted EBITDA) an annual reconciliation to net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and meet minimum quarterly distributions;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We define EBITDA as net income plus interest expense (including debt issuance and extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facilities. Consistent with that definition, Adjusted EBITDA means, for any period: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); and (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; minus (3)(a) tax credits;
(b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for hedging activities; and (d) other non-recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period.

We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage and consolidated interest coverage tests thereunder.

We define Distributable Cash Flow as Adjusted EBITDA less replacement capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Sales	$514,652	$444,039	$999,269	$858,303
Cost of sales	465,033	425,671	917,974	760,964
Gross profit	49,619	18,368	81,295	97,339
Operating costs and expenses:
Selling, general and administrative	8,321	6,939	15,491	16,261
Transportation	19,956	16,087	40,202	31,242
Taxes other than income taxes	1,098	865	2,123	1,989
Other	480	278	808	697
Operating income (loss)	19,764	(5,801)	22,671	47,150
Other income (expense):
Interest expense	(7,277)	(8,447)	(14,711)	(17,090)
Realized gain (loss) on derivative instruments	(5,297)	7,637	(5,858)	(833)
Unrealized gain (loss) on derivative instruments	(8,008)	(17,582)	(15,766)	22,158
Other	9	(1,727)	(50)	(1,585)
Total other income (expense)	(20,573)	(20,119)	(36,385)	2,650
Net income (loss) before income taxes	(809)	(25,920)	(13,714)	49,800
Income tax expense	98	67	260	149
Net income (loss)	$(907)	$(25,987)	$(13,974)	$49,651
Allocation of net income (loss) :
Net income (loss)	$(907)	$(25,987)	$(13,974)	$49,651
Less:
General partner’s interest in net income (loss)	(18)	(519)	(279)	991
Net income (loss) available to limited partners	$(889)	$(25,468)	$(13,695)	$48,660
Weighted average limited partner units outstanding – basic and diluted	35,359	32,232	35,355	32,232
Common and subordinated unitholders’ basic and diluted net income (loss) per unit	$(0.03)	$(0.79)	$(0.39)	$1.51
Cash distributions declared per common and subordinated unit	$0.455	$0.45	$0.91	$0.90

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2010	December 31, 2009
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$67	$49
Accounts receivable, net	150,182	122,768
Inventories	146,833	137,250
Derivative assets	932	30,904
Prepaid expenses and other current assets	6,407	8,672
Total current assets	304,421	299,643
Property, plant and equipment, net	621,043	629,275
Goodwill	48,335	48,335
Other intangible assets, net	33,689	38,093
Other noncurrent assets, net	22,599	16,510
Total assets	$1,030,087	$1,031,856
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$160,679	$109,976
Other current liabilities	17,899	20,165
Current portion of long-term debt	4,836	5,009
Derivative liabilities	10,449	4,766
Total current liabilities	193,863	139,916
Pension and postretirement benefit obligations	8,955	9,433
Other long-term liabilities	1,097	1,111
Long-term debt, less current portion	404,006	396,049
Total liabilities	607,921	546,509
Partners’ capital:
Partners’ capital	427,503	472,703
Accumulated other comprehensive income (loss)	(5,337)	12,644
Total partners’ capital	422,166	485,347
Total liabilities and partners’ capital	$1,030,087	$1,031,856

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2010	2009
Operating activities
Net income (loss)	$(13,974)	$49,651
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	31,408	32,446
Amortization of turnaround costs	4,100	3,370
Provision for doubtful accounts	(91)	(724)
Unrealized (gain) loss on derivative instruments	15,766	(22,158)
Other non-cash activities	1,114	2,098
Changes in assets and liabilities:
Accounts receivable	(27,323)	(3,445)
Inventories	(9,583)	(27,590)
Prepaid expenses and other current assets	2,265	2,520
Derivative activity	1,443	(201)
Other assets	(8,548)	(4,286)
Accounts payable	48,584	23,346
Other liabilities	(2,580)	1,780
Pension and postretirement benefit obligations	(14)	631
Net cash provided by operating activities	42,567	57,438
Investing activities
Additions to property, plant and equipment	(17,017)	(13,345)
Proceeds from disposal of property, plant and equipment	121	737
Net cash used in investing activities	(16,896)	(12,608)
Financing activities
Proceeds from (Repayments of) borrowings – revolving credit facility, net	9,240	(6,725)
Repayment of borrowings – term loan credit facility	(1,925)	(1,925)
Payments on capital lease obligation	(743)	(618)
Proceeds from public offerings, net	793	—
Contribution from Calumet GP, LLC	18	—
Change in bank overdraft	—	(5,746)
Common units repurchased for vested phantom unit grants	(248)	(164)
Distributions to partners	(32,788)	(29,636)
Net cash used in financing activities	(25,653)	(44,814)
Net decrease in cash and cash equivalents	18	16
Cash and cash equivalents at beginning of period	49	48
Cash and cash equivalents at end of period	$67	$64
Supplemental disclosure of cash flow information
Interest paid	$13,074	$15,701
Income taxes paid	$89	$41

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Reconciliation of Net Income (Loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net income (loss)	$(907)	$(25,987)	$(13,974)	$49,651
Add:
Interest expense	7,277	8,447	14,711	17,090
Depreciation and amortization	15,242	15,529	29,793	30,818
Income tax expense	98	67	260	149
EBITDA	$21,710	$(1,944)	$30,790	$97,708
Add:
Unrealized (gain) loss from mark to market accounting for hedging activities	$8,380	$24,608	$17,208	$(21,797)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(2,261)	3,968	622	822
Adjusted EBITDA	$27,829	$26,632	$48,620	$76,733
Less:
Replacement capital expenditures (1)	(10,890)	(4,728)	(16,339)	(7,744)
Cash interest expense (2)	(6,130)	(7,548)	(13,074)	(15,701)
Income tax expense	(98)	(67)	(260)	(149)
Distributable Cash Flow	$10,711	$14,289	$18,947	$53,139

(1)	Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or sales from existing levels.

(2)	Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands)

	Six Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Reconciliation of Adjusted EBITDA and EBITDA to net cash provided by operating activities:
Adjusted EBITDA	$48,620	$76,733
Add:
Unrealized gain (loss) from mark to market accounting for hedging activities	(17,208)	21,797
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(622)	(822)
EBITDA	$30,790	$97,708
Add:
Cash interest expense	(12,805)	(15,277)
Unrealized (gain) loss on derivative instruments	15,766	(22,158)
Income tax expense	(260)	(149)
Provision for doubtful accounts	(91)	(724)
Changes in assets and liabilities:
Accounts receivable	(27,323)	(3,445)
Inventory	(9,583)	(27,590)
Other current assets	2,265	2,520
Derivative activity	1,443	(201)
Accounts payable	48,584	23,346
Other liabilities	(2,580)	1,780
Other, including changes in noncurrent assets and liabilities	(3,639)	1,628
Net cash provided by operating activities	$42,567	$57,438

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UPDATE ON EXISTING COMMODITY DERIVATIVE INSTRUMENTS
June 30, 2010

Fuel Products Segment

The following tables provide information about our derivative instruments related to our fuel products segment as of June 30, 2010:

Crude Oil Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Swap ($/Bbl)
Third Quarter 2010	1,871,000	20,337	$67.41
Fourth Quarter 2010	1,840,000	20,000	67.29
Calendar Year 2011	5,796,000	15,879	76.71
Calendar Year 2012	3,557,000	9,719	85,99
Totals	13,064,000
Average price			$76.58

Diesel Swap Contracts by Expiration Dates	Barrels Sold	BPD	Average Swap ($/Bbl)
Third Quarter 2010	1,196,000	13,000	$80.41
Fourth Quarter 2010	1,196,000	13,000	80.41
Calendar Year 2011	2,371,000	6,496	90.58
Calendar Year 2012	732,000	2,000	98.70
Totals	5,495,000
Average price			$87.23

Jet Fuel Swap Contracts by Expiration Dates	Barrels Sold	BPD	Average Swap ($/Bbl)
Calendar Year 2011	2,696,000	7,386	$88.86
Calendar Year 2012	2,688,500	7,346	99.04
Totals	5,384,500
Average price			$93.94

Gasoline Swap Contracts by Expiration Dates	Barrels Sold	BPD	Average Swap ($/Bbl)
Third Quarter 2010	675,000	7,337	$75.59
Fourth Quarter 2010	644,000	7,000	75.28
Calendar Year 2011	729,000	1,997	83.53
Calendar Year 2012	136,500	373	89.04
Totals	2,184,500
Average price			$78.99

The following table provides a summary of these derivatives and implied crack spreads for the crude oil, diesel and gasoline swaps disclosed above, all of which are designated as hedges.

Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Implied Crack Spread ($/Bbl)
Third Quarter 2010	1,871,000	20,337	$11.26
Fourth Quarter 2010	1,840,000	20,000	11.32
Calendar Year 2011	5,796,000	15,879	12.14
Calendar Year 2012	3,557,000	9,719	12.60
Totals	13,064,000
Average price			$12.02

At June 30, 2010, the Partnership had the following derivatives related to crude oil sales and gasoline purchases in its fuel products segment, none of which are designated as hedges.

Crude Oil Swap Contracts by Expiration Dates	Barrels Sold	BPD	Average Swap ($/Bbl)
Third Quarter 2010	138,000	1,500	$58.25
Fourth Quarter 2010	138,000	1,500	58.25
Totals	276,000
Average price			$58.25

Gasoline Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Swap ($/Bbl)
Third Quarter 2010	138,000	1,500	$58.42
Fourth Quarter 2010	138,000	1,500	58.42
Totals	276,000
Average price			$58.42

To summarize, at June 30, 2010, the Partnership had the following crude oil and gasoline derivative instruments not designated as hedges in its fuel products segment. These trades were used to economically lock in a portion of the mark-to-market valuation gain for the above crack spread trades.

Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Implied Crack Spread ($/Bbl)
Third Quarter 2010	138,000	1,500	$0.17
Fourth Quarter 2010	138,000	1,500	0.17
Totals	276,000
Average price			$0.17

At June 30, 2010, the Partnership had the following put options related to jet fuel crack spreads in its fuel products segment, none of which are designated as hedges.

Jet Fuel Put Option Crack Spread Contracts by Expiration Dates	Barrels	BPD	Average Sold Put ($/Bbl)	Average Bought Put ($/Bbl)
Calendar Year 2011	814,000	2,230	$4.17	$6.23
Totals	814,000
Average price			$4.17	$6.23

Specialty Products Segment

The following tables provide information about our derivatives related to our specialty products segment as of June 30, 2010, none of which are designated as hedges:

Crude Oil Put/Swap/Call Contracts by Expiration Dates	Barrels	BPD	Average Bought Put ($/Bbl)	Average Swap ($/Bbl)	Average Sold Call ($/Bbl)
July 2010	155,000	5,000	$70.43	$84.46	$94.46
August 2010	93,000	3,000	62.38	78.22	88.22
Totals	248,000
Average price			$67.41	$82.12	$92.12

Crude Oil Swap Contracts by Expiration Dates	Barrels	BPD	Average Swap ($/Bbl)
July 2010	62,000	2,000	$75.33
August 2010	93,000	3,000	79.32
Totals	155,000
Average price			$77.72

Natural Gas Swap Contracts by Expiration Dates	MMBtus	Average Swap ($/MMBtu)
Third Quarter 2010	60,000	$5.10
Fourth Quarter 2010	120,000	5.28
Totals	180,000
Average price		$5.22